United States
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549
__________________

FORM 8-K
__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2008

Commission File Number 1-12803

URSTADT BIDDLE PROPERTIES INC.
(Exact Name of Registrant in its Charter)

Maryland	04-2458042
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

321 Railroad Avenue, Greenwich, CT	06830
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (203) 863-8200

N/A
(Former Name or Former address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02                      Unregistered Sales of Equity Securities.

On March 13, 2008, Urstadt Biddle Properties Inc. (the “Company”) issued and sold to WFC Holdings Corporation (“WFC Holdings”), a holding company for Wells Fargo Bank N.A., 2,400,000 shares of its 8.50% Series E Senior Cumulative Preferred Stock, $0.01 par value per share and liquidation preference $25 per share (the “Series E Preferred Stock”), for an aggregate purchase price of $60,000,000.  For a discussion of the terms of the Series E Preferred Stock, see the information in Item 5.03 of this Current Report.

The purchase and sale of the Series E Preferred Stock was made pursuant to an Investment Agreement, dated as of March 13, 2008 (the “Investment Agreement”), between the Company and WFC Holdings.  Among other matters, the Investment Agreement provides for a one-time investment monitoring fee payable to WFC Holdings of $1.8 million.  In addition, the Company and WFC Holdings entered into a Registration Rights Agreement, dated as of March 13, 2008, giving WFC Holdings limited registration rights to cause the Company to file a shelf registration statement on Form S-3 in the event that WFC Holdings cannot sell the shares of Series E Preferred Stock pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), without restriction.  The Company also granted WFC Holdings and any subsequent holder of the Series E Preferred Stock a waiver, solely as to shares of the Series E Preferred Stock, of the 7.5% ownership limitation contained in the Company’s charter.

The Company used approximately $15.2 million of the net proceeds of the placement to redeem all 150,000 outstanding shares of the Company’s 8.99% Series B Cumulative Preferred Stock at a redemption price per share equal to the stated value of $100 per share plus accrued and unpaid dividends.  The Company intends to use the remaining net proceeds for the acquisition of income producing properties consistent with the Company’s current business strategy, the repayment of debt, and other general business purposes.  Pending such use of the net proceeds, the Company will use the net proceeds to make investments in short-term income-producing securities.

The shares were sold in a private placement pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation D under the Securities Act.

Item 5.03                      Amendment to Articles of Incorporation or Bylaws.

On March 13, 2008, the Company filed with the State of Maryland Articles Supplementary relating to the Series E Preferred Stock (the “Articles Supplementary”), which Articles Supplementary were effective on filing. The Articles Supplementary classify 2,400,000 authorized but unissued shares of the Company's preferred stock into 2,400,000 shares of Series E Preferred Stock.

The Series E Preferred Stock entitles the holders thereof to cumulative cash dividends payable quarterly in arrears on or about January 31, April 30, July 31 and October 31 of each year beginning on April 30, 2008 at the rate of 8.50% per annum of the $25 per share liquidation preference.  In the event the Company violates the fixed charged coverage ratio, the capitalization ratio or the unencumbered asset ratio discussed below for two or more dividend payment periods or fails to satisfy, upon request, its registration obligations under the Registration Rights Agreement, the interest rate will increase by 200 basis points for the duration of the violation or failure. If the Company remains in violation of a ratio for consecutive dividend payment dates, the interest rate will increase to the greater of the discount rate plus 700 basis points or 15% for the duration of the violation.

The Series E Preferred Stock is not redeemable before March 13, 2013, except in certain limited circumstances.  On and after March 13, 2013, the Company may redeem the Series E Preferred Stock for cash, in whole or from time to time in part, at a price per share equal to the liquidation preference plus accumulated, accrued and unpaid dividends, if any, to the redemption date, without interest.  In the event of a change of control of the Company (as defined in the Articles Supplementary), the Company will have the right to call, and the holders will have the right to put, the outstanding shares of Series E Preferred Stock.

The Series E Preferred Stock ranks senior to all classes or series of the Company’s common stock and to all equity securities issued by the Company, on the same level as the Company’s remaining outstanding shares of preferred stock, with respect to the payment of dividends and the distributions upon liquidation, dissolution or winding up, and junior to all existing and future indebtedness of the Company.

Holders of shares of the Series E Preferred Stock generally do not have any voting rights. If, however, the Company has not paid dividends on the Series E Preferred Stock for three or more quarterly periods, whether or not consecutive, holders of the Series E Preferred Stock, together with holders of other classes of preferred stock of the Company with similar rights, will be entitled to elect two additional directors to the Company’s board of directors until all unpaid dividends and dividends for the current quarterly period on the Series E Preferred Stock and such other series of preferred stock have been paid or declared and set apart for payment.

The Articles Supplementary contain customary covenants, including the requirement that the Company maintain a fixed charge coverage ratio of not less than 1.50 to 1.00 and a capitalization ratio of not more than 0.55 to 1.00 (as such terms are defined in the Articles Supplementary).  In addition, the Company must maintain a specified portion of its assets unencumbered.

Item 8.01                      Other Events.

On March 14, 2008, the Company issued a press release announcing the closing of the Series E Preferred Stock private placement.

Item 9.01                      Financial Statements and Exhibits.

(d)            The following exhibits are filed as a part of this Current Report.

99.1           Press release of the Company, dated March 14, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 19, 2008	URSTADT BIDDLE PROPERTIES INC.
(Registrant)

/s/ James R. Moore
James R. Moore
Executive Vice President & Chief Financial Officer

EXHIBIT INDEX

Number                        Exhibit

99.1                                Press release of the Company, dated March 14, 2008